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                                                                   EXHIBIT 11



                               PAULA FINANCIAL AND SUBSIDIARIES

                  COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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

                                            YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                            ------------------------   -------------------------
                                            1994      1995      1996         1996          1997
                                            ----      ----      ----         ----          ----

Net Income                                  4,705       300     3,923        2,062         2,294
                                            =====     =====     =====        =====         =====

Weighted average shares outstanding
 during the period                          1,529       925       948          946           951

Common stock equivalents - primary            443     1,014     1,059        1,023         1,055
                                            -----     -----     -----        -----         -----

Common and common stock equivalent shares
 outstanding for purpose of calculating
 primary net earnings per share             1,972     1,940     2,007        1,970         2,006

Incremental shares to reflect full dilution     5       -         -             28            31
                                            -----     -----     -----        -----         -----

Total shares for purposes of calculating
 fully diluted net earnings per share       1,977     1,940     2,007        1,998         2,037
                                            =====     =====     =====        =====         =====

Primary earnings per share                   2.39      0.15      1.95         1.05          1.14
                                            =====     =====     =====        =====         =====

Fully diluted net earnings per share         2.38      0.15      1.95         1.03          1.13
                                            =====     =====     =====        =====         =====

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